               MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS TRUST

                                DISTRIBUTION PLAN
                             (CASH MANAGEMENT CLASS)

                                 APRIL __, 2005

         WHEREAS, Morgan Stanley Institutional Liquidity Funds Trust (the
"Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the
"1940 Act");

         WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the "Portfolios")
and each Portfolio investing in money market instruments may be divided into multiple separate classes including: Institutional Class, Investor Class,
Service Class, Administrative Class, Advisory Class, Participant Class and Cash
Management Class; and

         WHEREAS, the Trust, on behalf of the Cash Management Class of each
Portfolio that offers such shares, desires to adopt a Distribution Plan (the
"Plan") pursuant to Rule 12b-1 under the 1940 Act, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Portfolio and its shareholders; and

         WHEREAS, the Trust, on behalf of each Portfolio, and Morgan Stanley
Distibution Inc. (the "Distributor") have entered into a Distribution Agreement, pursuant to which the Trust will employ the Distributor as distributor for the continuous offering of shares of each Portfolio; and

         WHEREAS, institutions ("Service Organizations") may provide distribution-related services pursuant to Agreements between the Trust, on behalf of the Cash Management Class of each Portfolio, and such Service
Organizations (the "Agreements").

         NOW, THEREFORE, the Trust, on behalf of the Cash Management Class of each Portfolio, hereby adopts the Plan on the following terms and conditions:

         1. The Trust, on behalf of the Cash Management Class of each Portfolio, is authorized to pay the Distributor the monthly or quarterly distribution fee specified in the Agreements or the Distribution Agreement to provide for, or to compensate the Service Organizations for providing, distribution-related services. The fees paid for such services during any one year shall not exceed
0.05% of the average daily net asset value of the shares of the Cash Management
Class of such Portfolio, which are beneficially owned by the customers of such
Service Organization during such period.

         2. Distribution-related services for which the Distributor may be compensated include any activities or expenses primarily intended to result in the sale of Cash Management Class shares, including, but not limited to:
printing and distribution of sales literature and advertising materials; and
compensation to broker/dealers who sell Cash Management Class shares. The
Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer in connection with the sale of Cash Management
Class shares, and all or any portion

of the compensation paid to the Distributor under this paragraph may be reallocated by the Distributor to broker/dealers who sell Shares.

         3. This Plan shall not take effect as to any Portfolio until the Plan has been approved for such Portfolio by votes of a majority of both (a) the
Board of Trustees of the Trust and (b) those Trustees of the Trust who are not
"interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the
"non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.

         4. This Plan shall remain in effect for one year and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. Management shall provide the Board of Trustees of the Trust and the
Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this
Plan.

         6. This Plan may be terminated as to the Cash Management Class of any
Portfolio at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Cash Management
Class of such Portfolio.

         7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Cash Management Class of such Portfolios.
No other material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

         8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         9. This Plan only relates to the Cash Management Shares of such
Portfolio and the fees determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to Cash
Management Shares. The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Cash Management Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

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         IN WITNESS WHEREOF, the Trust, on behalf of the Cash Management Class of each Portfolio, has executed this document as of the day and year first written above.

                     MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS
                     (on behalf of the Cash Management Class of each Portfolio)

                     By:________________________________
                     Name:  Mitchell M. Merin
                     Title:  President